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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated February 22, 2010 on the financial statements of the RiverSource LaSalle Global Real Estate Fund and the RiverSource LaSalle Monthly Dividend Real Estate Fund of the Seligman LaSalle Real Estate Fund Series, Inc. included in the Annual Report for the period ended December 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A, No.333-105799) of the Seligman LaSalle Real Estate Fund Series, Inc.

Minneapolis, Minnesota                               /s/ Ernst & Young LLP
February 24, 2010